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                                                                 EXHIBIT 10.23


                         FURNACE COKE SUPPLY AGREEMENT




                                    BETWEEN


                              ROUGE STEEL COMPANY


                                      AND


                          BETHLEHEM STEEL CORPORATION






                            DATED:  OCTOBER 31, 1996
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     SECTION 1. TERM OF THE SUPPLY AGREEMENT.
     1.1 TERM. The initial term of this Agreement shall commence on January 1, 1997 and, subject to earlier termination in accordance with the terms hereof, shall terminate on December 31, 2001. This Agreement shall continue on a year-to-year basis after the initial term unless terminated at the end of the initial term (or earlier, as provided herein) or, unless terminated at the end of the initial term and any such subsequent annual term upon written notification by either party to the other no later than the prior December 31.



     SECTION 2. QUANTITY.
     2.1 The quantity of Coke sold and purchased under this Agreement shall be approximately 650,000 natural net tons in each calendar year.

     2.2 Buyer may declare its intent to increase or reduce purchase tonnage by as much as 60,000 tons in any calender year for 1997 forward with notification to Seller of its intention on or before October 1st of each immediately preceding year and, in the case of a decreased tonnage declaration, the purchase quantity shall be so adjusted.

          In the case of an increased tonnage declaration, the purchase quantity shall be so adjusted, pending availability and agreement by Seller to increase shipments.

     2.3 Deliveries shall be made throughout each year in installments at as uniform a rate as practicable in accordance with a written monthly delivery schedule specifying shipping dates and quantities.


     SECTION 3. PRICE OF COKE.

     3.1 BASE PRICE. The price to be paid by Buyer to Seller per natural net ton (natural ton includes moisture), F.O.B. loaded rail cars at Seller's Bethlehem Coke Plan shall be $106.00 for the years 1997 and 1998, and $108.00 effective January 1, 1999, subject to price adjustments to be defined by Item 7.1 as described in Exhibit "B".

          3.1.A. BASE PRICE. In the event Seller should offer to make shipments to Buyer from Seller's Lackawanna Coke Plant in place of or to supplement shipments from Seller's Bethlehem Coke Plant, and Buyer agrees to accept such shipments, the price for Coke from the Lackawanna Coke Plant will be established

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     by the parties and shall take into consideration differentials in applicable freight costs and differentials in quality.

3.2 PRICE ADJUSTMENTS. On or before April 15, 1999, Seller shall propose to Buyer a revised selling price to be effective on January 1, 2000. The price so proposed will be determined from any combination of cost and market factors including, but not limited to, changes in relative cost of coal delivered to the Seller's Coke Plant, changes in cost of labor, changes in hot roll sheet producer price index and relative value of other commercial Coke of comparable quality available in the marketplace.

     3.2.A. Should the parties fail to agree on Seller's proposed price, or other alternate price before July 1, 1999, then the price currently in effect will apply for shipments which will continue at one-half of the contract rate from January 1 through December 31 of the year for which agreement was not made, after which time this Agreement shall terminate.

     3.2.B. Price nomination by Seller for 2001 and subsequent years shall be made on or before August 1 of each preceding year. Should the parties fail to agree on such price or alternate price before October 1, then the termination provisions of Section 3.2.A shall apply.

3.3 GOVERNMENT LEGISLATION.     If, during the term of the Agreement, federal,
state or local laws or regulations, including but not limited to such laws or regulations which affect business or sales taxes, or other costs are imposed which directly increases the cost of producing or processing Coke by Seller for Buyer hereunder, Buyer and Seller shall, through good faith negotiations, jointly determine the effect of such legislation on Seller's aforesaid cost of producing or processing Coke for Buyer, and Buyer and Seller shall jointly agree to an applicable cost per ton to be added to the existing price at the time such increase in the cost is realized.

     Should the parties be unable to agree on Seller's proposed price, reflecting such costs, or other alternate price, then the price currently in effect will apply for shipments which will continue at the existing contract rate for the next immediate six (6) months, or to the date such costs were to take effect, whichever first occurs, at which time this Agreement will terminate.

     If any price adjustment is in process, invoicing shall be on the basis of base price then in effect, and the appropriate adjustment shall be made retroactively to the effective date as soon as the pending price adjustment has been determined.


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SECTION 4. DELIVERY AND TITLE.
4.1 The Coke sold and purchased hereunder shall be delivered to Buyer in rail cars at Seller's Coke Plant.

4.2 The title to and risk of loss of Coke sold and purchased hereunder shall pass to Buyer upon loading into cars at Seller's Coke Plant.

4.3 Seller shall make good faith effort to ensure rail car integrity in order to avoid in-transit coke loss. Buyer shall make good faith effort to return rail cars unloaded and with hopper doors sealed in suitable condition for reloading.

4.4 Buyer shall make all necessary arrangements for transportation. Seller shall cooperate with and provide assistance to Buyer where necessary and appropriate, and the parties shall communicate with each other regularly to schedule and expedite shipments.


SECTION 5. WEIGHTS.      Weights to be applied for billing purposes will be
those weights as determined by scales at origin or in transit, which scales shall be periodically calibrated and certified in accordance with existing railroad industry standards. Initially, rail car stenciled tare weights will be used, with either Buyer or Seller reserving the right to have cars light-weighed from time to time, in which case the actual difference between loaded and light weights will apply for billing purposes.


SECTION 6. BILLING AND PAYMENT. Seller shall invoice Buyer for shipments occurring from the 1st to the 15th of each month upon receipt of weight certificates, with payment to be made by Buyer on or before the 10th of the following month. Seller shall invoice Buyer for shipments occurring from the 16th to the 31st of each month upon receipt of weight certificates, with payment to be made by Buyer on or before the 25th of the following month.

        Send payment to:   BETHLEHEM STEEL CORPORATION
                           P O BOX 13700-1024
                           PHILADELPHIA, PA  19191-1024





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6.1  If any price adjustment is in process, invoicing shall be on the basis of base price then in effect, and the appropriate adjustment shall be made retroactively as soon as the pending price has been determined.


6.2 Invoices for each shipment will be corrected, if applicable, to reflect any weight adjustment for moisture in excess of specification limit, as set out in Exhibit "B" hereof.


6.3 Cost of freezeproofing agents, as and if requested by Buyer, and as agreed by the parties shall be shown as a separate item on invoices of each shipment so treated.



SECTION 7. COKE QUALITY.
7.1 The quality of the Coke to be purchased and sold hereunder shall conform as closely as practicable to the specifications set forth in Exhibit "A", attached hereto and included herein by reference, with price adjustments to be implemented as specified in Exhibit "B" for deliveries that deviate beyond the stated specification limits.


7.2 Initial specifications stated in Exhibit "A" are representative of the six-month period prior to the effective date of the Agreement. The parties will review performance after the first six months under the Agreement, at which time specification limits will be revised as necessary by mutual agreement to reflect actual performance. Any further changes in the specifications stated in Exhibit "A", as a result of changes in coals or operating practices from time to time during the term of the Agreement, will be mutually agreed to by Buyer and Seller.


7.3 Seller will achieve ISO 9002 certification by December 1998, or subsequently provide Buyer an acceptable timeline to achieve such certification. Once that certification is achieved, Seller will put forth good effort in a continuing program to obtain QS 9000 certification.



SECTION 8. SAMPLING AND ANALYSIS.
8.1 Seller shall sample and analyze the Coke sold and purchased hereunder at Seller's Coke Plants in accordance with its then current practice unless otherwise agreed upon by the parties in accordance with Item

8.2. Seller shall sample and analyze each sample daily for each of the chemical and physical specifications, as set for the Exhibit A (with the exception of ultimate and




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ash component analyses, and reactivity tests (CSR, CRI and Bethlehem reactivity), which will be performed periodically as agreed with results sent to Buyer).
        Seller shall sample the Coke produced by each production turn in accordance with its then current practice, and submit such samples to UEC Coal & Coke Lab in Pittsburgh, PA, and Commercial Testing and Engineering Company's lab in Nesquehoning, PA, for chemical and physical analysis in accordance with their respective then current practices, or as otherwise agreed by the parties, to determine the average analysis of Coke loaded for Buyer on each day.
        The average daily analysis for each shipment shall be transmitted by fax or electronically to such persons or places as indicated on Exhibit "C" attached hereto, as soon as available (usually 24 hours following loading). Such daily average analysis shall be determinative of product value for purposes of billing and payment of the purchase price.


8.2 In its efforts toward continuous improvement, Seller agrees to further review its sampling and analysis techniques and systems to determine and implement any improvements to provide the most representative data on its coke properties, giving consideration of the practical limitations of facilities, manpower and costs required both at the sampling facility and participating laboratories. Any changes proposed or required will be reviewed and mutually agreed to by the parties.



SECTION 9. QUALITY ADJUSTMENTS AND REMEDIES.
9.1 In the event Coke sold and purchased hereunder fails to conform to the quality parameters set forth in Exhibit A, Buyer shall be entitled to the following remedies as applicable:


    a) In the event any individual shipment of Coke, sampled and analyzed in accordance with Section 8, fails to conform to the applicable minimum or maximum specifications with respect to ash, sulfur, volatile matter, stability, moisture or size, but does not exceed applicable rejection criteria with respect to any specification, the price adjustment set for the Exhibit A with respect to such specification shall apply and shall constitute Buyer's sole and exclusive remedy.


    b) In the event any individual shipment of Coke, sampled and analyzed in accordance with Section 8, exceeds the applicable rejection criteria with respect to any specification, Buyer may, at its sole option, and as its sole and exclusive remedies, reject such shipment and reconsign it to Seller at Seller's expense or accept such shipment with the applicable price adjustment as set forth in Exhibit B. In the event of any such rejection, Buyer may, at its



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         sole option, elect for Seller to replace such Coke in kind or refund the price (if already paid).

               Such rejected shipments shall be excluded from quantity provisions as set forth in Item 2.1.


     c) In the event the average analysis of any of the critical elements identified in Exhibit "A" over two (2) consecutive months of shipments of Coke hereunder fail to conform to any applicable minimum or maximum specification as to which price adjustments would apply, as sampled and analyzed in accordance with Section 8, Buyer may, at its sole and exclusive remedy and upon thirty (30) days prior written notice to Seller, elect to suspend further purchases until such time as Seller has provided assurance satisfactory to Buyer that conforming Coke will be supplied or cancel this Agreement.


9.2 Any applicable price adjustments shall be made through monthly reconciliation statements noting any specification deviations and the resultant adjustments. Such statements shall be furnished by Seller to Buyer on or before the tenth (10th) of each month for shipments occurring during the preceding month. Seller shall issue a monthly credit memorandum, with attached copy of the monthly reconciliation statement, which shall be calculated by application of the adjustment formulae contained in Exhibit B hereof.



SECTION 10. DISCLAIMER OF IMPLIED WARRANTIES. THERE ARE NO WARRANTIES, EXPRESSED OR IMPLIED, IN FACT OR IN LAW, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH EXTEND BEYOND THE EXPRESS WARRANTIES CONTAINED HEREIN. SELLER SHALL NOT BE LIABLE IN CONTRACT OR TORT FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BY WAY OF ILLUSTRATION AND NOT OF LIMITATION, LOSS OF USE, LOSS OF WORK IN PROCESS, DOWNTIME OR LOSS OF PROFITS.



SECTION 11. MATERIAL BREACH OR DEFAULT.
11.1 Except as otherwise provided below, in the event of any material breach or default of this Agreement by either party, the non-defaulting party may, upon thirty (30) days written notice to



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the other party and such party's failure to cure such material breach or default within such period, terminate this Agreement without prejudice to any other rights or remedies the non-defaulting party may have hereunder or at law. In the event of default by Buyer by failure to make payments due, Seller may suspend further deliveries hereunder until such default shall have been corrected. If such default is not corrected within fifteen (15) days of Seller having given written notice of such default, Seller may terminate this Agreement without prejudice to any other rights or remedies Seller may have hereunder or at law.


SECTION 12. FORCE MAJEURE. The term "Force Majeure" as used herein shall mean any and all unforeseeable causes beyond the control and without the fault or negligence of the party failing to perform including but not limited to Acts of God, acts of the public enemy, insurrection, riots, labor disputes, boycotts, labor and material shortages, fires, explosions, floods, breakdowns of or damage to plants, equipment or facilities, interruptions to transportation, embargoes, acts of civil, judicial or military authorities, acts of governmental authorities or other causes of a similar nature which wholly or partly prevent the production, delivering or loading of Coke by Seller, or the receiving, transporting, accepting or utilizing of the Coke by Buyer. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party affected.

        EFFECT HEREUNDER. If, because of any Force Majeure, either party hereto is unable to carry out any of its obligations under this agreement and, if such party shall promptly give to the other concerned party written notice of such Force Majeure, then the obligations of the party receiving the notice shall be equally suspended; provided, however, that the party giving such notice shall use its best efforts to eliminate such Force Majeure insofar as is reasonable with a minimum of delay. Any deficiencies or acceptance of the Coke hereunder caused by Force Majeure shall not be made up except by mutual consent.


SECTION 13. FACILITIES SHUTDOWN.  If during the term of this Agreement,

i) Any of Buyer's blast furnaces and facilities are shut down (or their operation substantially curtailed) by Buyer, in its sole judgment, in response to or anticipation of (A) the impact of compliance with any laws, rules or regulations, (B) economic hardship or (C) unexpected significant operational change which in turn reduces Coke requirements; or

ii) Any of Seller's Coke Plants and facilities are shut down (or their operation substantially curtailed) by Seller, in its sole judgment, in response to or anticipation of (A) the impact of


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without the prior written consent of the non-assigning party, which consent shall not be unreasonably withheld.



SECTION 17. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the City of Cleveland, State of Ohio, by a panel of three (3) arbitrators, in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. paragraphs 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The arbitrators shall not be empowered to award damages in excess of compensatory damages.



SECTION 18. HEADINGS NOT TO AFFECT CONSTRUCTION. The headings to the respective sections and paragraphs of this Agreement are inserted for convenience of reference, and are neither to be taken to be any part of the provisions hereof, nor to control or affect the meaning, construction or effect of the same.



SECTION 19. WRITTEN INSTRUMENT CONTAINS ENTIRE AGREEMENT. This written instrument contains the entire agreement between the parties hereto with respect to the subject matter, and there are no other understandings or agreements between said parties or either of them with respect thereto. Any and all amendments, supplements, and modifications to this Agreement shall be in writing, and signed by an officer of each party hereto.



SECTION 20. SEVERABILITY. If any provision of this Agreement shall be declared invalid and unenforceable, such invalidity or unenforceability shall attach only to such provision, and this Agreement shall be carried out as if each invalid or unenforceable section were not contained herein.









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        INTENDING TO BE LEGALLY BOUND HEREBY, THE PARTIES HERETO HAVE EXECUTED
THIS AGREEMENT IN THEIR RESPECTIVE CORPORATE NAMES, AS OF THE DATE FIRST ABOVE WRITTEN.






                                       ROUGE STEEL COMPANY





WITNESS:                               BY      DANIEL A MORRIS
                                              ---------------------------
[SIG]


                                       TITLE   V. P. Purch & Trans
                                              ----------------------------





                                       BETHLEHEM STEEL CORPORATION



WITNESS:                               BY          [SIG]
                                                --------------------------
[SIG]



                                       TITLE    Manager, Raw Material Team
                                                --------------------------


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